Exhibit 5.1

Jason L. Kent

T: +1 858 550 6044

jkent@cooley.com

August 22, 2018

Neurocrine Biosciences, Inc.

12780 El Camino Real

San Diego, CA 92130

Ladies and Gentlemen:

You have requested our opinion, as counsel to Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 2,300,000 shares of the Company’s Common Stock, $0.001 par value, including (i) 2,000,000 shares (the “EIP Shares”) reserved for issuance pursuant to the Company’s 2011 Equity Incentive Plan (the “EIP”), and (ii) 300,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2018 Employee Stock Purchase Plan (the “ESPP,” and collectively with the EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Certificate of Incorporation and Bylaws, each as amended, the Plans, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the EIP Shares, when sold and issued in accordance with the EIP, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM